Exhibit 99.1

SemiLEDs Reports Second Quarter Fiscal Year 2024

Financial Results

Hsinchu, Taiwan (April 3, 2024)— SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the second quarter of fiscal year 2024, ended February 29, 2024.

Revenue for the second quarter of fiscal 2024 decreased to $886 thousand, compared to $1.6 million in the first quarter of fiscal 2024. GAAP net loss attributable to SemiLEDs stockholders for the second quarter of fiscal 2024 decreased to $559 thousand, or $(0.11) per diluted share, compared to a net loss of $598 thousand, or $(0.12) per diluted share, in the first quarter of fiscal 2024. We shut down our manufacturing production from February 3 to February 18 due to the Chinese New Year holiday.

GAAP gross margin for the second quarter of fiscal 2024 decreased to 13%, compared to 15% for the first quarter of fiscal 2024. Operating margin for the second quarter of fiscal 2024 was negative 94%, compared with negative 50% for the first quarter of fiscal 2024. The Company’s cash and cash equivalents were $1.6 million at February 29, 2024, compared to $2.3 million at the end of the first quarter of fiscal 2024.

We expect revenue for the third quarter ending May 31, 2024 to be approximately $1.0 million +/- 10%.

On July 11, 2023, we received a notice from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that we did not meet the minimum of $2,500,000 in stockholders’ equity required by Nasdaq Listing Rule 5550(b)(1) (the “Listing Rule”) for continued listing, or the alternatives of market value of listed securities or net income from continuing operations. Pursuant to the Listing Rule, we submitted a plan to regain compliance with the Listing Rule. Nasdaq accepted our plan and granted us an extension through January 8, 2024. Based on our Form 8-K, dated January 9, 2024, Nasdaq determined that we comply with the Listing Rule 5550(b)(1). However, if we fail to evidence compliance upon filing our next periodic report, we may be subject to delisting. Based on our second quarter stockholders’ equity, we believe we are in compliance with the minimum stockholders’ equity requirement.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, revenue expectations for the third quarter ending May 31, 2024, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee
Chief Financial Officer
SemiLEDs Corporation
+886-37-586788
investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	February 29,	November 30,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,613	$2,322
Restricted cash and cash equivalents	79	80
Accounts receivable (including related parties), net	748	897
Inventories	3,751	3,895
Prepaid expenses and other current assets	245	145
Total current assets	6,436	7,339
Property, plant and equipment, net	2,996	3,172
Operating lease right of use assets	1,313	1,362
Intangible assets, net	96	100
Investments in unconsolidated entities	986	1,001
Other assets	192	186
TOTAL ASSETS	$12,019	$13,160
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$2,859	$5,055
Accounts payable	179	409
Accrued expenses and other current liabilities	2,562	2,895
Other payable to related parties	904	1,452
Operating lease liabilities, current	132	88
Total current liabilities	6,636	9,899
Long-term debt, excluding current installments	1,110	1,237
Operating lease liabilities, less current portion	1,181	1,274
Total liabilities	8,927	12,410
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	187,275	184,359
Accumulated other comprehensive income	3,571	3,588
Accumulated deficit	(187,802)	(187,243)
Total SemiLEDs stockholders' equity	3,044	704
Noncontrolling interests	48	46
Total equity	3,092	750
TOTAL LIABILITIES AND EQUITY	$12,019	$13,160

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	February 29,	November 30,
	2024	2023
Revenues, net	$886	$1,650
Cost of revenues	774	1,405
Gross profit	112	245
Operating expenses:
Research and development	251	372
Selling, general and administrative	693	742
Gain on disposals of long-lived assets	—	(50)
Total operating expenses	944	1,064
Loss from operations	(832)	(819)
Other income (expenses):
Investment income (loss)	(5)	8
Interest expenses, net	(65)	(88)
Other income, net	377	259
Foreign currency transaction loss, net	(32)	44
Total other income, net	275	223
Loss before income taxes	(557)	(596)
Income tax expense	—	—
Net loss	(557)	(596)
Less: Net income attributable to noncontrolling interests	2	2
Net loss attributable to SemiLEDs stockholders	$(559)	$(598)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.11)	$(0.12)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	4,905	4,885